SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G



             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                         Benjamin Franklin Bancorp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    082073107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  July 11, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No.    082073107
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Castine Capital Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     386,062

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     386,062

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     386,062

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

                                                                          [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.03%

12.  TYPE OF REPORTING PERSON

     CO

CUSIP No.  082073107
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Paul Magidson

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     386,062

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     386,062

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     386,062

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

                                                                          [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.03%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No.  082073107
            ---------------------

Item 1(a).  Name of Issuer:

            Benjamin Franklin Bancorp, Inc.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:


            P.O. Box 39
            58 Main Street
            Franklin, MA 02038
            United States of America
            ____________________________________________________________________


Item 2(a).  Name of Persons Filing:


            Castine Capital Management, LLC
            Paul Magidson
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:


            Castine Capital Management, LLC
            One International Place, Suite 2401
            Boston, MA 02110
            United States of America

            Paul Magidson
            c/o Castine Capital Management, LLC
            One International Place, Suite 2401
            Boston, MA 02110
            United States of America
            ___________________________________________________________________

Item 2(c).  Citizenship:


            Castine Capital Management, LLC - Delaware
            Paul Magidson - United States
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


            Common Stock, par value $0.01 per share
            ____________________________________________________________________

Item 2(e).  CUSIP Number:


             082073107
            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:


     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
            ____________________________________________________________________

Item 4.  Ownership.


     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Castine Capital Management, LLC: 386,062 shares
          Paul Magidson: 386,062 shares
          ______________________________________________________________________

     (b)  Percent of class:

          Castine Capital Management, LLC: 5.03%
          Paul Magidson: 5.03%
          ______________________________________________________________________

     (c)  Number of shares as to which Castine Capital Management, LLC has:

          (i)   Sole power to vote or to direct the vote
                                                         0
                                                         ______________________,


          (ii)  Shared power to vote or to direct the vote
                                                          386,062
                                                          _____________________,

          (iii) Sole power to dispose or to direct the
                disposition of                            0
                                                          _____________________,

          (iv)  Shared power to dispose or to direct the
                disposition of                            386,062
                                                          _____________________.

          Number of shares as to which Paul Magidson has:

          (i)   Sole power to vote or to direct the vote
                                                         0
                                                         ______________________,

          (ii)  Shared power to vote or to direct the vote
                                                          386,062
                                                          _____________________,

          (iii) Sole power to dispose or to direct the
                disposition of                            0
                                                          _____________________,

          (iv)  Shared power to dispose or to direct the
                disposition of                            386,062
                                                          _____________________.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         N/A
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

         N/A
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


     If a parent holding company or control person has filed this Schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this Schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.


     If a group has filed this Schedule pursuant to Sec.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this Schedule pursuant to Sec.240.13d-1(c) or Sec.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.


     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ______________________________________________________________________

Item 10.  Certifications.


     Certification for Rule 13d-1(c): By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    July 22, 2008
                                        ----------------------------------------
                                                        (Date)

                                        Castine Capital Management, LLC (1)

                                        By: /s/ Paul Magidson
                                        ----------------------------------------
                                        Name:   Paul Magidson
                                        Title:  Managing Member


                                        By: /s/ Paul Magidson (1)
                                        ----------------------------------------
                                        Name:   Paul Magidson



(1) These Reporting Persons disclaim beneficial ownership except to the extent of their pecuniary interest therein.

                                                                      Exhibit A

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated July 22, 2008 relating to the Common Stock, no par value, of Benjamin Franklin Bancorp, Inc. shall be filed on behalf of the undersigned.

                                                Castine Capital Management, LLC

                                                By: /s/ Paul Magidson
                                                --------------------------------
                                                Name:   Paul Magidson
                                                Title:  Managing Member


                                                By: /s/ Paul Magidson
                                                --------------------------------
                                                Name:   Paul Magidson

SK 21745 0002 903390